Citigroup Global Markets Holdings Inc.	April 7, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH26402 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Principal-at-Risk Securities Linked to a 20-Year U.S. Treasury Bond Due January 8, 2026

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a coupon payment at maturity at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that you will not be repaid the full stated principal amount of your securities at maturity. That risk will depend on the performance of the 20-year U.S. Treasury Bond specified below (the “underlying”). Although you will have downside exposure to the underlying, you will not participate in any appreciation of the underlying or receive any interest paid on the underlying.

▪	If the underlying clean price (as defined below) on the valuation date (the “final clean price”) is greater than or equal to the initial clean price specified below, you will receive a cash payment per security at maturity equal to the stated principal amount (plus the coupon payment). If, however, the final clean price is less than the initial clean price, your payment at maturity per security (excluding the coupon payment) will be less than the stated principal amount. In that scenario, the lower the final clean price, the lower the amount you will receive at maturity. You may lose up to all of your investment in the securities.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Underlying:	The 4.75% U.S. Treasury Bond due February 15, 2045 with ISIN: US912810UJ50
Pricing date:	April 7, 2025
Issue date:	April 9, 2025
Valuation date:	January 5, 2026 or, if such day is not a business day, the next succeeding business day
Maturity date:	January 8, 2026. If the maturity date is not a business day, the payment due on that date will be paid on the next succeeding business day with the same force and effect as if made on the maturity date. No additional interest will accrue as a result of any delayed payment.
Coupon:	On the maturity date, the securities will pay a coupon equal to 5.8657% of the stated principal amount of the securities (equivalent to a coupon rate of 7.85% per annum calculated on the basis of a 360-day year comprised of twelve 30-day months).
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive an amount determined as follows (in addition to the coupon payment):

▪    If the final clean price is greater than or equal to the initial clean price: $1,000

▪    If the final clean price is less than the initial clean price: $1,000 + ($1,000 × the underlying return)

If the final clean price is less than the initial clean price, you will receive less than the stated principal amount of your securities at maturity (excluding the coupon payment).  You should not invest in the securities unless you are willing and able to bear the risk of losing some, and up to all, of your investment.

Initial clean price:	99.70127%, determined on the pricing date in the sole discretion of the calculation agent
Final clean price:	The underlying clean price on the valuation date. See “Additional Terms of the Securities—Determining the Underlying Clean Price” in this pricing supplement.
Underlying return:	The final clean price minus the initial clean price, divided by the initial clean price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17291LZL2 / US17291LZL25
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$2.50	$997.50
Total:	$789,000.00	$1,972.50	$787,027.50

(1) On the date of this pricing supplement, the estimated value of the securities is $988.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $2.50 for each security sold in this offering.  The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table and examples below illustrate how to determine the payment at maturity on the securities. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The table and examples below are based on a hypothetical initial clean price of 100% and do not reflect the actual initial clean price. For the actual initial clean price, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment on the securities will be calculated based on the actual initial clean price and not the hypothetical value. Figures in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Clean Price	Underlying Return	Coupon	Payment at Maturity (Excluding Coupon)	Payment at Maturity (Including Coupon)	Hypothetical Total Return on the Securities(1)
150.00%	50.00%	$58.657	$1,000.00	$1,058.657	5.8657%
125.00%	25.00%	$58.657	$1,000.00	$1,058.657	5.8657%
110.00%	10.00%	$58.657	$1,000.00	$1,058.657	5.8657%
105.00%	5.00%	$58.657	$1,000.00	$1,058.657	5.8657%
102.50%	2.50%	$58.657	$1,000.00	$1,058.657	5.8657%
102.00%	2.00%	$58.657	$1,000.00	$1,058.657	5.8657%
101.50%	1.50%	$58.657	$1,000.00	$1,058.657	5.8657%
101.00%	1.00%	$58.657	$1,000.00	$1,058.657	5.8657%
100.50%	0.50%	$58.657	$1,000.00	$1,058.657	5.8657%
100.00%	0.00%	$58.657	$1,000.00	$1,058.657	5.8657%
99.50%	-0.50%	$58.657	$995.00	$1,053.657	5.3657%
99.00%	-1.00%	$58.657	$990.00	$1,048.657	4.8657%
98.50%	-1.50%	$58.657	$985.00	$1,043.657	4.3657%
98.00%	-2.00%	$58.657	$980.00	$1,038.657	3.8657%
97.50%	-2.50%	$58.657	$975.00	$1,033.657	3.3657%
95.00%	-5.00%	$58.657	$950.00	$1,008.657	0.8657%
90.00%	-10.00%	$58.657	$900.00	$958.657	-4.1343%
75.00%	-25.00%	$58.657	$750.00	$808.657	-19.1343%
50.00%	-50.00%	$58.657	$500.00	$558.657	-44.1343%
25.00%	-75.00%	$58.657	$250.00	$308.657	-69.1343%
0.00%	-100.00%	$58.657	$0.00	$58.657	-94.1343%

(1) The “hypothetical total return on the securities” is equal to (i) (a) the hypothetical payment at maturity per security (including the coupon payment) minus (b) the $1,000 stated principal amount per security, divided by (ii) the $1,000 stated principal amount per security.

PS-2

Citigroup Global Markets Holdings Inc.

Example 1: The final clean price is 102.00%, which is greater than the initial clean price.

In this example, since the final clean price is greater than the initial clean price, you would receive the stated principal amount of the securities plus the coupon payment due at maturity. You would not participate in the appreciation of the underlying. Your total return on the securities would be equal to 5.8657%

Example 2: The final clean price is 98.00%, which is less than the initial clean price. You would receive a payment at maturity equal to $1,038.657 per security, calculated as follows:

Payment at maturity = [$1,000 + ($1,000 × the underlying return)] + the coupon payment

= [$1,000 + ($1,000 × -2.00%)] + the coupon payment

= [$1,000 + -$20] + $58.657

= $1,038.657

Including the coupon payment due at maturity, your total return at maturity on the securities would be equal to 3.8657%, reflecting that you would receive less than the stated principal amount at maturity (excluding the coupon payment) because the final clean price is less than the initial clean price.

Example 3: The final clean price is 25.00%, which is less than the initial clean price. You would receive a payment at maturity equal to $308.657 per security, calculated as follows:

Payment at maturity = [$1,000 + ($1,000 × the underlying return)] + the coupon payment

= [$1,000 + ($1,000 × -75.00%)] + the coupon payment

= [$1,000 + -$750] + $58.657

= $308.657

Including the coupon payment due at maturity, your total return at maturity on the securities would be equal to -69.1343%, reflecting that you would receive less than the stated principal amount at maturity (excluding the coupon payment) because the final clean price is less than the initial clean price.  In this scenario, you would incur a significant loss on your investment in the securities.

PS-3

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. If the final clean price is less than the initial clean price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final clean price has declined from the initial clean price. There is no minimum payment at maturity on the securities (excluding the coupon payment), and you may lose up to all of your investment.

■	Higher coupon rates are associated with greater risk. The securities offer a coupon payment at maturity at an annualized rate that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the value of what you receive at maturity may be less than the stated principal amount of your securities and may be zero. The volatility of the underlying clean price is an important factor affecting these risks. Greater expected volatility of the underlying clean price as of the pricing date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the pricing date that the final clean price will be less than the initial clean price, such that you will not be repaid the stated principal amount of your securities at maturity.

■	The securities offer downside exposure to the underlying, but no upside exposure to the underlying. You will not participate in any appreciation of, or receive interest paid on, the underlying over the term of the securities. Consequently, your return on the securities will be limited to the coupon payment you receive and may be significantly less than the return on the underlying over the term of the securities. In addition, as an investor in the securities, you will not receive interest payments or have any other rights with respect to the underlying.

■	The initial clean price is determined at the discretion of Citibank N.A., as the calculation agent. The initial clean price is determined by the calculation agent on the pricing date in its sole discretion. The initial clean price may reflect a higher or lower price than the underlying clean price on the pricing date or that might be available to you on other instruments on the pricing date, and the discretion exercised by the calculation agent in determining the initial clean price could have an impact (positive or negative) on the value of, and your return on, the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of the securities, including the determination of the initial clean price.

■	The payment at maturity depends on the underlying clean price on a single day. If the underlying clean price on the valuation date is less than the initial clean price, you will not receive the full stated principal amount of your securities at maturity, even if the underlying clean price is greater than the initial clean price on other dates during the term of the securities.

■	The payment at maturity on the securities will be determined based on an “evaluated price” of the underlying determined by the Bloomberg Evaluated Pricing Service on the valuation date, which might be less favorable to you than other prices of the underlying that might be determined on the valuation date. The payment at maturity on the securities will be determined based on the underlying clean price on the valuation date. The underlying clean price as displayed on Bloomberg is an “evaluated price” determined by the Bloomberg Evaluated Pricing Service (“BVAL”). The underlying clean price is a “bid price”, which means that it reflects the BVAL determination of a price at which a market participant would offer to buy the underlying. That price would be expected to be less than the price at which a market participant would offer to sell the underlying (the “ask price”) and less than the midpoint between bid and asks for the underlying, reflecting a spread that a market participant may expect to earn on the trade. As a result, the underlying clean price is expected to be less than an alternative price that reflects the ask price or the midpoint between bid and ask prices for the underlying.

Unlike publicly traded stocks, trading in bonds is not concentrated on a single exchange, but rather takes place in a variety of venues, platforms and markets.  To determine a price for the underlying, BVAL uses data from a variety of sources and of varying types, including actual trades, executable bid and ask prices and indicative bid and ask prices.  In certain circumstances, BVAL may use prices of comparable bonds, rather than prices of the underlying itself.  The determination of the BVAL price may also reflect discretionary judgments by BVAL personnel.  For all of these reasons, the BVAL price of the underlying might differ from other prices of the underlying that might be determined on the valuation date, and the result may be a lower return on your investment in the securities than you would have realized had another method for determining the price of the underlying on the valuation date been used.

PS-4

Citigroup Global Markets Holdings Inc.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying clean price and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

PS-5

Citigroup Global Markets Holdings Inc.

■	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Underlying clean price. We expect that the value of the securities at any time prior to maturity will depend substantially on the underlying clean price at that time. If the underlying clean price declines after the pricing date, we expect the value of the securities to decline.

▪	Volatility of the underlying clean price. Volatility refers to the magnitude and frequency of changes in the underlying clean price over any given period. Any increase in the expected volatility of the underlying clean price may adversely affect the value of the securities.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity. If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	The securities are subject to risks associated with long-term fixed-income securities, including interest rate-related risks. Investing in securities that provide exposure to the underlying differs significantly from investing directly in bonds to be held to maturity, as the market price of the underlying changes, at times significantly, during each trading day. The market price of the underlying is volatile and significantly influenced by a number of factors, particularly the duration of the underlying and the yield on the underlying as compared to current market interest rates.

In general, fixed-income instruments are significantly affected by changes in current market interest rates. As interest rates rise, the prices of fixed-income instruments are likely to decrease, and as interest rates fall, the prices of fixed-income instruments are likely to increase. Securities with longer durations tend to be especially sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the underlying to decline, possibly significantly, which would adversely affect the value of the securities.

•	The securities are subject to risks associated with sovereign debt securities, including sovereign credit risks. Sovereign debt securities involve special risks not present in corporate debt obligations. The issuer of the sovereign debt or the authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due, and the investors in sovereign debt securities may have limited recourse in the event of a default. For example, certain non-U.S. markets in the past have encountered difficulties in servicing their debt obligations, withheld payments of principal and interest and declared moratoria on the payment of principal and interest on their sovereign debts. During periods of economic uncertainty, the market prices of sovereign debt may be volatile.

The price of the underlying is also influenced by the actual or perceived credit quality of the issuer of the underlying. The underlying may suffer significant and rapid price declines, which would adversely affect the value of the securities, upon any downgrade of the U.S. government credit rating or widening of U.S. sovereign credit spread, which may occur when U.S. reaches its “debt limit.”

■	Legal and regulatory changes could adversely affect the underlying clean price and, as a result, the market value of, and return on, the securities. Governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of national and market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the underlying, but any such action could cause unexpected volatility and instability in the U.S. Treasury securities markets and could have a substantial and adverse effect on the performance of the underlying and, therefore, the value of, and return on, the securities.

PS-6

Citigroup Global Markets Holdings Inc.

■	The underlying is traded in a decentralized market. The market for U.S. Treasury bonds such as the underlying is decentralized, and any decentralized market is subject to risks associated with a potential deterioration of liquidity and a lack of price transparency. If the market for the underlying were to become less liquid, it may adversely affect the availability of pricing information and, consequently, the underlying clean price and market value of, and return on, the securities.

Furthermore, the U.S. Department of the Treasury has stated that during times of market stress there is strong evidence to suggest that higher liquidity in the "on-the-run" U.S. Treasury security, which is the most recently issued U.S. Treasury security of a particular tenor, has resulted in on-the-run premiums that are relatively high despite sizeable and frequent issuance when compared to "off-the-run" U.S. Treasury securities. This means that when a U.S. Treasury security with a similar tenor as the underlying is issued, the underlying will be considered "off-the-run" and could experience lower liquidity and a drop in its market price, particularly in times of market stress. The lack of liquidity in off-the-run issues could be so severe during times of stress that the U.S. Department of the Treasury, and other market makers and dealers, may refrain from transacting in such securities due to their extremely wide bid/ask spreads. This lack of liquidity could be compounded by the fact that U.S. Treasury securities do not trade in a centralized market.

■	The underlying has limited history and future performance cannot be predicted based on historical performance. The underlying was issued only recently, in February 2025, and therefore has a limited history. The future performance of the underlying cannot be predicted based on the limited historical performance. The price of the underlying during the term of the securities may bear little or no relation to the historical actual or historical indicative data. Additionally, even though there are other U.S. government issued Treasury notes with a similar initial term issued before the underlying, and generalized data regarding U.S. Treasury notes with a term equal to that of the underlying may be available, there can be no assurance that any such historical performance information will bear any relation to the performance of the underlying.

■	If a bond event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Early Redemption Following a Bond Event” in this pricing supplement for information about the events that may constitute a bond event. If a bond event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined by the calculation agent as of the early redemption valuation date.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

■	The offering of the securities does not constitute a recommendation to invest in an instrument linked to a U.S. Treasury bond by CGMI or its affiliates. You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how a U.S. Treasury bond will perform in the future or as a recommendation to invest in an instrument linked to a U.S. Treasury bond, including through an investment in the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the underlying clean price. CGMI and other of our affiliates may publish research from time to time relating to U.S. Treasury bonds. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the underlying, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying and the merits of investing in the securities.

■	The price of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

PS-7

Citigroup Global Markets Holdings Inc.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including determining whether a bond event or bond adjustment event has occurred and, in the case of a bond adjustment event, making any related adjustment, calculation or substitution. See “Additional Terms of the Securities” in this pricing supplement. In exercising this discretion, the calculation agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant. Any discretionary determination by the calculation agent may adversely affect any payment owed to you on the securities. Because the calculation agent is our affiliate, the calculation agent will have interests that differ from and may conflict with yours.

■	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. An ordinary loss recognized by an individual might, among other things, be a non-deductible “miscellaneous itemized deduction.”

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment made to a non-U.S. investor on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments made to a non-U.S. investor on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc.  The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc.  The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determining the Underlying Clean Price

The “underlying clean price” on any date is the “clean bid price” of the underlying (being the price of the underlying excluding accrued interest) as of 3:00 p.m., New York City time, on that date, expressed as a percentage of the par value of the underlying, as displayed under Price Source BVN3 on Bloomberg for the underlying under HP (or any successor page); provided that, if the clean bid price of the underlying is not published or does not appear on such page as of such time on such date, then the calculation agent shall determine the underlying clean price on such date using its good faith estimate of the underlying clean price on such date.

The underlying clean price as displayed on Bloomberg is an evaluated price determined by the Bloomberg Evaluated Pricing Service (“BVAL”), as described in more detail below under “Information About the Underlying—Information About the Bloomberg Evaluated Pricing Service”.

Early Redemption Following a Bond Event

If, on any day during the term of the securities up to but excluding the valuation date, the calculation agent determines that a bond event (as defined below) has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date.  A bond event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

The “early redemption amount” will be determined by the calculation agent and will equal, for each security, the amount to be received on the maturity date, calculated as though the early redemption valuation date were the valuation date, provided that the coupon payment will reflect the portion of the coupon that has accrued from and including the issue date to but excluding the redemption date.  The early redemption amount may result in a significant loss on your securities.  See “Risk Factors—If a bond event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

A ”bond event” means, in respect of the underlying, the occurrence of any one or more of (i) bond failure to pay, (ii) bond restructuring or (iii) bond governmental intervention (each as defined below) during the period from and including the pricing date to and including the valuation date, as determined by the calculation agent in its sole discretion.

A “bond failure to pay” in respect of the underlying means, after the expiration of any applicable grace period (after the satisfaction of any conditions precedent to the commencement of such grace period), the failure by the underlying issuer to make, when and where due, any payments under the underlying in accordance with the terms of the underlying at the time of such failure.

A “bond governmental intervention” in respect of the underlying means that any one or more of the following events occurs with respect to the underlying as a result of action taken or an announcement made by a governmental authority (as defined below) pursuant to, or by means of, a restructuring and resolution law or regulation (or any other similar law or regulation), in each case, applicable to the underlying issuer in a form which is binding, irrespective of whether such event is expressly provided for under the terms of the underlying:

PS-9

Citigroup Global Markets Holdings Inc.

1.	any event which would affect creditors’ rights so as to cause:

a.	a reduction in the rate or amount of interest payable or the amount of scheduled interest accruals (including by way of redenomination);

b.	a reduction in the amount of principal or premium payable at redemption (including by way of redenomination);

c.	a postponement or other deferral of a date or dates for either (i) the payment or accrual of interest, or (ii) the payment of principal or premium; or

d.	a change in the ranking in priority of payment of the underlying, causing the subordination of the underlying to any other bond or to any other obligation of the underlying issuer having the same ranking as the underlying immediately prior to the bond governmental intervention;

2.	an expropriation, transfer or other event which mandatorily changes the beneficial holder of the underlying;

3.	a mandatory cancellation, conversion or exchange; or

4.	any event which has an analogous effect to any of the events specified in clauses 1 to 3 above.

A “bond restructuring” in respect of the underlying means that any one or more of the following events occurs with respect to the underlying in a form that binds all holders of the underlying, is agreed between the underlying issuer or a governmental authority and a sufficient number of holders of the underlying to bind all the holders of the underlying or is announced (or otherwise decreed) by the underlying issuer or a governmental authority in a form that binds all holders of the underlying (including, in each case, by way of an exchange), and such event is not expressly provided for under the terms of the underlying in effect as of the issue date:

1.	a reduction in the rate or amount of interest payable or the amount of scheduled interest accruals (including, in each case, by way of an exchange);

2.	a reduction in the amount of principal or premium payable at redemption (including by way of redenomination);

3.	a postponement or other deferral of a date or dates for either (a) the payment or accrual of interest or (b) the payment of principal or premium;

4.	a change in the ranking in priority of payment of the underlying, causing the subordination of the underlying to any other bond or to any other obligation of the underlying issuer having the same ranking as the underlying immediately prior to the bond restructuring; or

5.	any change in the currency or composition of any payment of interest, principal or premium to any currency other than the lawful currency of the United States of America and any successor currency thereto.

Notwithstanding the above provisions, none of the following shall constitute a bond restructuring:

a.	the occurrence of, agreement to or announcement of any of the events described in 1 to 5 above due to an administrative adjustment, accounting adjustment or tax adjustment or other technical adjustment occurring in the ordinary course of business; and

b.	the occurrence of, agreement to or announcement of any of the events described in 1 to 5 above in circumstances where such event does not directly or indirectly result from a deterioration in the creditworthiness or financial condition of the underlying issuer.

A “governmental authority” means any de facto or de jure government (or any agency, instrumentality, ministry or department thereof); any court, tribunal, administrative or other governmental, inter-governmental or supranational body; any authority or any other entity (private or public) either designated as a resolution authority or charged with the regulation or supervision of the financial markets (including a central bank) of the underlying issuer or some or of all of its obligations; or any other analogous authority.

Bond Adjustment Events and Bond Substitution

If, in respect of the underlying, (a) on or prior to the valuation date, the underlying issuer announces that it will make a material change in the terms of the underlying or in any other way materially modifies the underlying, including any material change in the content, composition or constitution of the underlying; (b) on or prior to the valuation date, the underlying issuer at any time permanently cancels or discontinues the underlying or there is otherwise a permanent discontinuation in trading or trading never commences in the underlying; or (c) the underlying clean price is permanently no longer displayed or published on the relevant electronic page for the relevant time (any of the foregoing in clauses (a) through (c), a “bond adjustment event”), then the calculation agent shall determine if such bond adjustment event has a material effect on the securities and, if so, shall either:

(i)	make such adjustments to the terms of the securities as the calculation agent determines necessary or appropriate to account for the effect of such bond adjustment event and determine the effective date of each such adjustment; and/or

(ii)	effect a bond substitution and make such adjustments (if any) to the terms of the securities as it deems necessary or appropriate in relation to such substitution.

PS-10

Citigroup Global Markets Holdings Inc.

If no calculation, adjustment and/or substitution can reasonably be made pursuant to the above, then a bond event shall be deemed to have occurred and the provisions specified above under “Early Redemption Upon Bond Event” shall apply.

Any adjustment made by the calculation agent pursuant to clause (ii) above shall be, and any adjustment made by the calculation agent in response to a bond adjustment event may include, a bond substitution.

A “bond substitution” means, in relation to a bond adjustment event, the replacement of the underlying with a new bond selected by the calculation agent (which shall be a replacement bond having, in the determination of the calculation agent, the same or substantially similar terms and conditions as the underlying).  Such new bond shall be deemed to be the underlying.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the amount to be received on the maturity date, calculated as though the date of acceleration were the valuation date, provided that the coupon payment will reflect the portion of the coupon that has accrued from and including the issue date to but excluding the date of acceleration.

In case of default in any payment due under the securities, no interest will accrue on such overdue payment either before or after the due date therefor.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us.  The calculation agent will make the determinations specified in this pricing supplement.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities.  The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including determining whether a bond event or bond adjustment event has occurred and, in the case of a bond adjustment event, making any related adjustment, calculation or substitution.  In exercising this discretion, the calculation agent will be required to act in good faith and using its reasonable judgment, but it may take into account any factors it deems relevant.

PS-11

Citigroup Global Markets Holdings Inc.

Information About the Underlying

The underlying is the 4.75% U.S. Treasury Bond due February 15, 2045 with ISIN: US912810UJ50.  The underlying pays interest semi-annually.

We have derived all information regarding the underlying from publicly available information and have not independently verified any information regarding the underlying. This pricing supplement relates only to the securities and not to the underlying. We make no representation as to the performance of the underlying over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The U.S. Treasury is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Information About the Bloomberg Evaluated Pricing Service

The underlying clean price as displayed on Bloomberg is an “evaluated price” determined by the Bloomberg Evaluated Pricing Service (“BVAL”).  Unlike publicly traded stocks, trading in bonds is not concentrated on a single exchange, but rather takes place in a variety of venues, platforms and markets.  To determine a price for a bond, BVAL uses data from a variety of sources including contracted data suppliers, such as exchanges; publicly available trade reporting sources, such as FINRA’s Trade Reporting and Compliance Engine (“TRACE”); market quotes from global and regional banks, broker-dealers and other Bloomberg terminal subscribers; and data provided by BVAL subscribers.  Any of these types of data sources may be incorporated into the BVAL model and used to generate a BVAL price.  The data obtained from these sources includes the prices of actual trades, executable bid and ask prices and indicative bid and ask prices.

The BVAL price that is determined based on this data is derived using a two-pronged approach based on a combination of proprietary BVAL algorithms.

Step 1 - Direct Observations uses trades and/or executable and/or indicative quotes on the target bond.

Step 2 - Observed Comparables uses direct observations on comparable bonds to derive a relative value price on the target bond when direct market observations on the target bond are insufficient.

To corroborate the results of each algorithm, market data is run through both steps. To derive a final BVAL price, the results are then appropriately weighted and aggregated based on the relative strength of each algorithm.

The Direct Observations model uses Bloomberg's proprietary screening algorithm to analyze market data received from BVAL's data pricing providers. This algorithm works to include exchange and non-exchange trades including TRACE, market quotes from banks, broker-dealers, exchanges and other Bloomberg terminal subscribers.  This market data is filtered and time-decayed to include quality observations, as defined by Bloomberg; and if these observations are corroborated, they are used to compute an independent Direct Observations price.  Time decay is intended to allow for the utilization of the latest market data and most relevant as possible in terms of the type, size, side, and age of the observation.  If trade data received meets certain thresholds as defined below, the Direct Observations price will be heavily weighted by trades.

Below are the criteria for each data input of the Direct Observations model. The minimum criteria must be met to use each data input as part of the pricing process. Trades (both exchange and non-exchange reported trades) are first used if the criteria are met, then executable bids / asks and then indicative bids / asks.

Direct Observations Criteria

Data Inputs	Criteria
Trades including both exchange and nonexchange reported trades	Trades sourced from TRACE must be at least $500K
Executable Bids / Asks	• 3 executable quotes that have to be two-sided (bid & ask) • Delivered over Bloomberg within a configurable time duration before the snapshot • Be configurable over different asset classes
Indicative Bids / Asks	2 pieces of corroborating data

Different types of observed data have a varying degree of relevance in the Direct Observations algorithm.  Recent trade data is weighted higher than indicative levels or older trades in the Direct Observations price.  New trades are considered the most relevant, followed by indicative bids, then asks.  Executable quotes are more stringent in their requirements for inclusion and thus considered to be of higher relevance than indicative quotes.  To account for this hierarchy, a saturation process is used such that when a certain amount of data in the most relevant algorithms have been observed, additional data from weaker algorithms become irrelevant, and the less relevant algorithms are given no weight.

In order for an executable level or an indicative quote to be included in the Direct Observations algorithm, it must be corroborated by at least two other executable levels or an indicative level obtained from a different dealer.  In other words, for an executable level or indicative quote to be included in the Direct Observations algorithm, there must be at least two data points from at least two different dealers and those data points must be at sufficiently proximate levels.

PS-12

Citigroup Global Markets Holdings Inc.

The Observed Comparables model uses Bloomberg's proprietary relative-value algorithm to price bonds with limited or no direct observations.  A bond with insufficient market data is priced relative to comparable liquid bonds.

In the Observed Comparables step, BVAL uses an algorithmic approach, based on a target bond's asset class and technical characteristics.  This approach, called the bullet par issuer curve model, first normalizes the target bond for technical characteristics, namely high coupon premiums, size of issue, age in the market and not-rated status. This information is then used to derive a bullet par issuer curve based on direct market observations across the issuer’s term structure.  A bond with no market observation is algorithmically priced using the appropriate maturity point on its par issuer curve.  If a par issuer curve cannot be derived from direct market observations on bonds within the same issuer, then an appropriate reference curve is created using a combination of comparable liquid par peer curves within the same industry, credit quality and seniority rank in the capital structure.

The final BVAL price is derived from the resulting prices from Direct Observations (if available) and Observed Comparable algorithms.  It uses a saturation process analogous to the one that is used in Direct Observations.  When a certain amount of data in the Direct Observations algorithm are available, additional data from Observed Comparables algorithm become irrelevant, and in such cases the final BVAL price is driven wholly by Direct Observations.  In other situations, it is a blend of Direct Observations and/or whole use of Observed Comparables prices. The proportion of each algorithm (Direct Observations and Observed Comparables) is determined by the relative strength of each algorithm, where the strength is assessed via the amount and consistency of weighted market observations used for pricing in the respective algorithms.  When sufficient market observations are not available to form a Direct Observations price, the final BVAL price is entirely driven by Observed Comparables price.

In the situation where only a single non-trade market data input is available on a target bond, Direct Observations will not generate a price. Instead, the BVAL price will be generated through the Observed Comparables algorithm.

Bloomberg personnel called BVAL evaluators monitor BVAL's algorithmically generated prices.  At times, a BVAL evaluator may use discretion to adjust the data inputs incorporated by BVAL to generate a BVAL price by adjusting, omitting or adding certain inputs.  Such evaluator intervention (including with respect to changes to pricing data) may occur where, among other instances:

•	There was a pricing error due to technology failures or system malfunction in moments of market volatility or stress.

•	A price was automatically flagged by BVAL as having deviated from the prior BVAL price by a certain amount, and the evaluator determines that the price is or is not reflective of the market.

•	The BVAL evaluator believes a data input relied upon by the model is off-market or, conversely, that the model has omitted a relevant data input.

BVAL evaluators are also responsible for reviewing subscriber-submitted data to determine whether that data should be incorporated into BVAL.  When reviewing a price, a BVAL evaluator may choose to incorporate data that BVAL's algorithms had previously excluded from the pricing of the target bond.  This could mean, for instance, that an evaluator approves for incorporation into BVAL a single quote that the algorithms did not previously incorporate, to allow the Observed Comparables algorithm to use this data for relative valuation with respect to the comparable bonds or the target bond.

We have derived all information regarding BVAL from publicly available information and have not independently verified any information regarding BVAL.  The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Bloomberg is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The graph below shows the performance of the underlying from February 19, 2025 through April 7, 2025, based on the underlying clean price as published by Bloomberg L.P., without independent verification.  The historical prices of the underlying should not be taken as an indication of the future prices of the underlying during the term of the securities.  The underlying was issued in February 2025, and it therefore has a limited history.

On April 7, 2025, the underlying clean price was 101.1094%.

PS-13

Citigroup Global Markets Holdings Inc.

4.75% U.S. Treasury Bond due February 15, 2045 — Historical Underlying Clean Prices February 19, 2025 to April 7, 2025

PS-14

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a regulated investment company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	an investor subject to special tax accounting rules under Section 451(b) of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) a derivative contract with respect to the underlying rates (a “Derivative Contract”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Derivative Contract (the “Deposit”). Moreover, we intend to treat the Derivative Contract as an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit in exchange for an amount determined by reference to the value of the underlying rates during the observation period (the “Put Option”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

PS-15

Citigroup Global Markets Holdings Inc.

We will treat 56.05% of each coupon payment as interest on the Deposit and 43.95% as Put Premium.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received, in accordance with your method of tax accounting. The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. Even if you have held the security for more than one year at the time of disposition, it is not clear whether such gain or loss should be treated as long-term or short-term capital gain or loss. You should consult your tax adviser regarding the treatment of this gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the final coupon payment, that is different from the stated principal amount, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) and the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Because of the lack of authority addressing the tax treatment of financial instruments linked to the underlying rates or a similar underlying market measure, there is significant uncertainty regarding whether gain or loss recognized with respect to the Put Option upon the retirement of a security should be treated as capital gain or loss or as ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. In particular, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.”  While our counsel believes that it would be reasonable to treat any such gain or loss as capital gain or loss, in light of the significant uncertainty regarding this issue you should consult your tax adviser regarding the character of this gain or loss.

PS-16

Citigroup Global Markets Holdings Inc.

Possible Alternative Tax Treatments of an Investment in the Securities

As discussed above, the tax treatment of the securities is unclear. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.

Even if the treatment of a security as a Deposit and a Derivative Contract is respected, the IRS could seek to treat the Derivative Contract as a “notional principal contract” instead of an option. In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent, nonperiodic payments, the timing and character of income and deductions on the Derivative Contract would be unclear. You would likely be required to recognize income during the term of the securities with respect to the Derivative Contract in an amount that could differ from the portion of the coupon payments that is attributable to the Derivative Contract. In addition, any income or loss you recognized at maturity of the securities would likely be ordinary income or loss (which, if you are an individual, might be treated as a non-deductible “miscellaneous itemized deduction”).

Furthermore, because the payment at maturity of the securities is determined by reference to the value of the underlying rates during the observation period, even assuming the treatment of a security as a Deposit and a Put Option is respected, it is possible that the IRS would seek to treat the Put Option as settling, in part, on each day in the observation period. If this treatment applied, you might be required to recognize income on the securities in advance of their retirement or earlier disposition.

Alternatively, a security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

There is significant uncertainty regarding the proper U.S. federal tax treatment of the securities. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

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As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact your consequences of an investment in the securities.

The proper tax treatment of the securities is uncertain. While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the certification requirement described above and the discussion below regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a sale, exchange or other taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Although the application of the FATCA rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Taxable Event” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

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Citigroup Global Markets Holdings Inc.

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $2.50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $2.50 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the underlying clean price and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately two months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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